EXHIBIT 99.1

For Immediate Release:

Media Sciences Reports Annual Financial Results, Cost Reduction Plan, Litigation Settlement and Debt Financing.

OAKLAND, N.J., September 24, 2008—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its annual financial results for the period ended June 30, 2008. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET to discuss its fiscal 2008 results and subsequent events affecting the company.

Financial results for the year ended June 30, 2008 include:

*	Net revenues of $24.2 million, an 8% increase over fiscal 2007
*	Gross margins of 46%, an 800 basis point decline over fiscal 2007
*	Net loss of $1.82 million versus net income of $0.78 million in 2007
*	Per share loss of $0.16 versus $0.07 earnings in 2007 (basic and diluted)

As a result of its tepid overall growth during Fiscal 2008, in July the company embarked on a cost reduction plan seeking to reduce operating expenses to be in-line with the company’s current level of revenue. The cost reduction plan, including a 20% headcount reduction, is expected to improve the company’s annual pretax GAAP operating results by $1.61 million and cash EBITDA by about $1.92 million.

On August 6, the company settled the ongoing litigation with its former insurance broker, resulting in one-time proceeds to Media Sciences of $1.5 million.

On September 24, the company completed a $1.25 million convertible debt financing with MicroCapital Fund, LP and MicroCapital Fund, Ltd. The company intends to use the proceeds to fund the capital expenditure and working capital requirements of its China based manufacturing operations.

CEO’s Comments

Michael W. Levin, President and CEO of Media Sciences International, Inc. commented on the past fiscal year. “Fiscal 2008 was a foundational year for Media Sciences. It was a year in which we became global in operations through the implementation of European logistics and the start-up of our own Asian manufacturing capability. It was a year in which we pursued new channels and new markets through a focus on the office products channel in the United States and non-UK markets in Europe. And it was a year in which we recognized, for the first time in the company’s history, more revenues generated from toner-based products than our solid ink products.”

“Fiscal 2008 was also a year of challenges. We incurred significant costs in our litigation with Xerox and consumed working capital as a result of increases in our already high inventory levels. We also experienced competition in the imaging channel and slower than expected progress in the office products channel. Together, these tempered our revenue growth and impacted both our profitability and our financial position.”

“Overall, while we have accomplished much, we measure ourselves on revenues, profitability and delivering shareholder value. On these measures, our execution and performance was poor. Despite our poor execution, nothing has changed to diminish our estimate of the potential opportunity, or our confidence in our ability to achieve the success we seek. The market is still huge and growing, and OEMs still control nearly all of the supplies market. This suggests substantial latent demand for high quality, lower priced business color printer supplies remains unmet on the part of 10%-30% of potential buyers. Even moderate success in realizing this potential could result in a Media Sciences many times its existing size and significantly more profitable.”

“Consequently, we continue to market aggressively using new approaches to build our business and leverage our operational capabilities. We believe that with recognition of our value proposition, demand will grow for our products with customers who value quality, support, and IP compliance in addition to significant savings.”

Fiscal 2008 Results

Reported results were impacted by and include the following cash and non-cash expenses:

*

Litigation costs totaling $1,689,000 (about $1,013,000 after tax or about $0.09 per share) primarily associated with defense of a patent infringement suit brought by Xerox and our prosecution of antitrust claims against Xerox.

*

Business formation and start-up costs of $885,000 related to our Asian manufacturing operations in China. These costs reduced fiscal 2008 reported net income by about $531,000 or about $0.05 per share.

*	Non-cash stock-based compensation expense totaling $475,000 ($303,000 after tax or about $0.03 per share).
*	Non-cash charges of $134,000 (about $83,000 after tax or about $0.01 per share) associated with increases in our inventory reserves, reducing our reported gross margin by about 55 basis points.

Revenues

Consolidated net revenues increased by $1,721,000 or 8% to $24,238,000, from $22,517,000 in fiscal 2007. Sales of color toner cartridges increased by about 48% over 2007 while sales of solid ink sticks contracted by about 12%. Direct sales of supplies, through our Cadapult subsidiary, decreased by approximately 85% as we terminated direct sales of supplies to end users and focused on building sales through our indirect distribution channels.

Gross Margin

Consolidated gross profit decreased by $1,086,000 or 9% to $11,104,000 from $12,190,000 in 2007. In 2008, our gross margin was 46% of net revenues as compared with 54% of net revenues in 2007. About 45% of this 800 basis point decrease in margins is attributable to shifts in our product sales mix from a greater proportion of solid ink products to a greater proportion of toner-based products, which typically carry lower gross margins. The remaining 55% of the 800 basis point decrease in margins is attributable to a combination of lower effective average selling prices (ASPs), higher year-over-year production and shipping costs, and sales mix shifts among our toner-based products. Year-over-year, we have generally reduced our ASPs to the office products and technology channels and reduced prices on some less differentiated products to address competitive offerings. Some notable areas of increased costs include: (1) raw materials; packaging and freight; (2) labor and supplies associated with custom labeling for certain new private label customers; (3) additional quality assurance labor associated with the growth of our toner-based product volumes; and (4) domestic personnel to fill and package toner-based products for sale to the U.S. government.

Research and Development

In 2008, research and development spending increased by $114,000 or 7% over 2007. This increase was driven by our initiatives to increase product breadth through the development and launch of new products.

Selling, General and Administrative

2008 Selling, general and administrative expense, exclusive of depreciation and amortization, increased by $2,768,000 or 30% over 2007. This increase was primarily driven by: (1) the $885,000 of costs associated with the start-up activities for our operations in China; (2) about $747,000 of additional compensation, benefit, travel and entertainment costs resulting from the expansion of our Sales teams; (3) about $507,000 of greater year-over-year litigation costs; (4) about $378,000 of greater compensation and benefit costs primarily related to our technical support and IT operations; and (5) a $150,000 increase in our advertising and marketing spending.

Net Income (Loss)

For the year ended June 30, 2008, we lost $1,824,000 from operations or $0.16 per share basic and fully diluted, as compared to the year ended June 30, 2007, where we earned $777,000 or $0.07 per share basic and fully diluted.

Subsequent Events and Actions Taken to Improve Future Operating Performance:

Cost Reduction and Inventory Management Plan

With the objective of aligning operating costs with the present level of revenue generation, in July the Company initiated a cost reduction plan including a reduction in force (RIF). Collectively, the Company expects these efforts to help it realize a run-rate improvement in its annual pretax GAAP operating results of about $1,610,000 and cash EBITDA of about $1,925,000. The RIF reduced our employee headcount by about 20%. Concurrent with the RIF, Media Sciences made stock-based compensation (SBC) awards under a program to retain key employees. SBC grants under this retention program were in lieu of the Company’s annual grant, typically planned for October. SBC grants made under this program are expected to generate about $315,000 of non-cash SBC expense in 2009.

Robert Ward, our new COO, who replaced Lawrence Anderson when he retired in late July, has developed a multi-facetted plan to better manage the Company’s toner-based product inventories and supply chain. Preliminary modeling suggests that the plan could yield a $2,000,000 reduction in the Company’s inventories in fiscal 2009. The plan, although not dependent upon execution of our plans for China, is expected to produce a more rapid achievement of the inventory level reduction we seek as a result of our plant in China becoming operational. The plan integrates detailed SKU level sales forecasting, which was recently implemented, with statistical modeling that accounts for demand variability based on historic order volatility. Other elements of the plan include a reduction in minimum order quantities through our providing vendors with rolling forecasts of our production needs and the adoption of quality assurance and control processes at the vendor or closer to the production.

Litigation Settlement

On August 6, 2008, the Company signed an agreement to settle litigation with its former insurance broker. Under the terms of the agreement, Media Sciences received a one-time payment on that date of $1,500,000. The settlement will be recorded as a reduction to operating expense during the period in which it was received; the Company’s fiscal first quarter of 2009, ending September 30, 2008. The settlement received represents a recovery of legal fees incurred to pursue the action and a partial recovery of product warranty expense the company incurred during its fiscal 2002 year.

China Operations and Debt Financing

We remain convinced that execution of our plans to vertically integrate our toner-based product manufacturing in China is the best long-term solution to the supply chain issues that we face. These issues include: (1) product quality consistency; (2) long order lead times and large minimum order quantities and the growth in inventory levels that result; (3) future scalability of our toner-based product business and ensuring that we are a low-cost producer of such products; and (4) elimination of the potential and real competitive threats that result from our present use of contract manufacturers. Given the compelling economic and strategic reasons to execute our manufacturing strategy, we are committed to the execution of this strategy.

On September 24, 2008, we completed a $1.25 million convertible debt financing with MicroCapital Fund, LP and MicroCapital Fund, Ltd. (“MicroCapital”). We issued three year notes, bearing interest at 10% payable quarterly and convertible into shares of our common stock at $1.65 per share. We also issued (a) five year warrants allowing MicroCapital to purchase 378,787 shares of our common stock at $1.65 per share, and (b) three year warrants allowing MicroCapital to repeat its investment up to $1.25 million on substantially the same terms and conditions. The three year warrants may be called by us if certain criteria are met. We intend to use the proceeds to fund the capital expenditure and working capital requirements associated with our China based manufacturing operations.

The facility in China is now complete. Upon installation of the manufacturing equipment and attainment of the remaining regulatory approvals, we will begin execution of Phase I of our Asian manufacturing initiative. Specifically, we will begin filling, testing, packaging and shipping toner based products out of China to meet the demands of our US and European operations. Through this initiative we expect to drive down our inventory requirements, while increasing our ability to meet changing customer demands. Further, by executing the testing of toner based products at the point of manufacturing, we will be able to identify problems before incurring the time and cost of shipping. Finally, we intend to ship directly to Europe instead of through the Unites States, to meet demand in Europe. This will allow us to shorten our European supply chain even more dramatically and reduce shipping costs.

Robert Ward, COO comments, “With funding now in place, we expect to order and install the required manufacturing equipment by the end of calendar 2008, and secure our final governmental licenses and regulatory approvals in early 2009. The benefits from this initial capability are expected to include significantly better control over our inventories resulting in a reduction in our overall days in inventory, while increasing our ability to meet changing customer needs and reducing obsolescence risk.”

The Company expects its China based manufacturing facility to be operational in its fiscal third quarter.

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss annual results on Thursday, September 25, 2008, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 800.901.5217. International callers may dial 617.786.2964. The passcode for the teleconference is 73349498.

For more information on Media Sciences or its SEC filings, please visit the investor relations section of the Company’s website at www.mediasciences.com.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, Tektronix®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2008, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP). Management finds it useful at times to provide adjustments to its GAAP numbers. This news release contains the non-GAAP financial measure of EBITDA, defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which are adjusted from results based on GAAP to exclude certain expenses.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because the Company’s management uses this information when evaluating current results of operations and cash flow, and believes that this information provides the users of the financial statements with an additional and useful comparison of the Company’s current results of operations and cash flows with past and future periods.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly title measures used by other companies.

Reconciliation of Non-GAAP Measures

	Years Ended
Reconciliation of Non-GAAP Measures	6/30/2008	6/30/2007
Reported income (loss) from operations	(3,042,858)	990,009
Depreciation & amortization	992,241	936,384
EBITDA	(2,050,617)	1,926,393

Add-back of non-cash expenses:
Increases to inventory reserves	133,801	330,554
Stock-based compensation	473,685	482,890
	607,486	813,444

Cash EBITDA	(1,443,131)	2,739,837

Add-back of non-recurring items:
Litigation cost	1,689,076	1,182,412
Channel Realignment Initiative	-	697,442
Business start-up costs	885,111	81,000
	2,574,187	1,960,854

Normalized EBITDA	1,131,056	4,700,691

Weighted Avg. Common Share Outstanding	11,610,128	11,257,988
- Cash EBITDA / Share - Basic	($0.12)	$0.24
- Normalized EBITDA / Share - Basic	$0.10	$0.42

Adjusted Weighted Avg. Shares Outstanding	11,610,128	11,675,357
- Cash EBITDA / Share - Diluted	($0.12)	$0.23
- Normalized EBITDA / Share - Diluted	$0.10	$0.40

Contacts:

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Director, Media Sciences

bbesold@mediasciences.com, 201.677.9311, ext. 299

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2008	2007

NET REVENUES	$ 24,237,566	$ 22,517,129

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and amortization, product warranty, and shipping and freight	11,159,459	8,493,864
Depreciation and amortization	568,837	612,561
Product warranty	877,442	724,646
Shipping and freight	528,228	496,252
Total cost of goods sold	13,133,966	10,327,323

GROSS PROFIT	11,103,600	12,189,806

OTHER COSTS AND EXPENSES:
Research and development	1,857,044	1,742,967
Selling, general and administrative, excluding depreciation and amortization	11,914,987	9,147,451
Depreciation and amortization	374,427	309,379
Total other costs and expenses	14,146,458	11,199,797

INCOME(LOSS) FROM OPERATIONS	(3,042,858)	990,009

Interest expense	(119,358)	(45,778)
Interest income	25,918	106,551

INCOME (LOSS) BEFORE INCOME TAXES	(3,136,298)	1,050,782
Provision (benefit) for income taxes	(1,312,091)	273,818

NET INCOME (LOSS)	$ (1,824,207)	$ 776,964

EARNINGS (LOSS) PER SHARE
Basic	$ (0.16)	$ 0.07
Diluted	$ (0.16)	$ 0.07

WEIGHTED AVERAGE SHARES USED TO COMPUTE NET EARNINGS (LOSS) PER SHARE
Basic	11,610,128	11,257,988
Diluted	11,610,128	11,675,357

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-K for the year ended June 30, 2008.  We encourage you to review the accompanying notes to these consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	As of June 30,
	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$ 236,571	$ 1,808,285
Accounts receivable, net	3,082,516	2,164,826
Inventories, net	9,216,439	5,801,526
Taxes receivable	70,282	566,967
Deferred tax assets	772,288	727,349
Prepaid expenses and other current assets	285,241	253,387
Total Current Assets	13,663,337	11,322,340

PROPERTY AND EQUIPMENT, NET	2,472,570	2,752,223

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Deferred tax assets	260,292	–
Other assets	124,359	65,672
Total Other Assets	3,968,882	3,649,903

TOTAL ASSETS	$ 20,104,789	$ 17,724,466

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$ –	$ 147,118
Accounts payable	3,046,563	1,428,379
Accrued compensation and benefits	731,744	757,116
Other accrued expenses and current liabilities	1,829,919	722,725
Income taxes payable	12,606	589,298
Accrued product warranty costs	198,666	192,707
Deferred revenue	519,139	603,234
Total Current Liabilities	6,338,637	4,440,577

OTHER LIABILITIES:
Long-term debt, less current maturities	2,594,209	323,965
Deferred rent liability	166,969	234,378
Deferred revenue, less current portion	148,553	240,893
Deferred tax liabilities	–	463,590
Total Other Liabilities	2,909,731	1,262,826

TOTAL LIABILITIES	9,248,368	5,703,403

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value
25,000,000 shares authorized; issued and outstanding 11,708,964 shares in 2008 and 11,435,354 shares in 2007	11,709	11,435
Additional paid-in capital	11,798,443	11,136,505
Accumulated other comprehensive income	29,167	–
Retained earnings (deficit)	(982,898)	873,123
Total Shareholders’ Equity	10,856,421	12,021,063

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 20,104,789	$ 17,724,466

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (1,824,207)	$ 776,964
Adjustments to reconcile net income (loss)
to net cash provided (used) by operating activities:
Depreciation and amortization	992,241	936,384
Deferred income taxes	(1,254,415)	(42,021)
Tax benefit from stock-based compensation	–	407,634
Provision for inventory obsolescence	133,801	330,554
Provision for bad debts	34,336	12,843
Non-cash and stock-based compensation expense	475,822	482,890
Excess tax benefits from stock-based compensation	–	(407,634)
Changes in operating assets and liabilities:
Accounts receivable	(939,166)	210,322
Inventories	(3,546,952)	(1,675,523)
Current and long-term income taxes receivable/payable	297,468	(337,643)
Prepaid expenses and other assets	(89,095)	131,252
Accounts payable	1,618,851	517,526
Accrued compensation and benefits	(26,016)	66,963
Other accrued expenses and current liabilities	1,113,602	17,504
Deferred rent liability	(67,409)	(65,529)
Deferred revenue	(176,435)	(293,125)
Net cash provided (used) by operating activities	(3,257,574)	839,165

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(712,588)	(1,108,135)
Net cash used in investing activities	(712,588)	(1,108,135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank line of credit, net of repayments	1,094,209	–
Bank term loan repayments	(471,083)	(143,367)
Bank term loan proceeds	1,500,000	–
Excess tax benefits from stock-based compensation	–	407,634
Proceeds from issuance of common stock, net	260,933	327,589
Net cash provided by financing activities	2,384,059	591,856
Effect of exchange rate changes on cash and cash equivalents	14,389	–
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,571,714)	322,886

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,808,285	1,485,399

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 236,571	$ 1,808,285

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$ 100,956	$ 39,524
Income taxes paid (refunded)	$ (355,144)	$ 585,575

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